Exhibit 10.8
August 10, 2020
Jennifer Chaloemtiarana
Dear Jennifer,
It is with great pleasure that I offer you the position of General Counsel at Doximity (the “Company”). If you decide to join the Company starting August 24, 2020, you will receive an annualized base salary equal to $300,000 which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible for a bonus structure that consists of four $75,000 goals: 1) revised and published Company Privacy Policy, 2) average cycle time for telemedicine contracts, 3) successful S-1 filing with the SEC, and 4) efficient legal cost related to the Company’s IPO. These goals will be finalized and agreed to within one month of your start date. Payment for each goal completed will be made one month in arrears of achievement in accordance with the Company’s normal payroll procedures. As an employee, you will also be eligible to receive certain employee benefits. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 118,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 1/4th of the total number of Shares subject to the option on the one-year anniversary of your employment commencement date and 1/48th of the total number of Shares subject to the option on each monthly anniversary of your employment commencement date thereafter. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2010 EIP Stock Plan and the Stock Option Agreement between you and the Company.
A.In the event that you are terminated by the company without Cause (as defined below), you will receive the following:
(i).Severance payments in the aggregate amount equivalent to the sum of (a) six (6) months of your base salary in effect as of the date of your separation and (b) a pro-rated portion of your Annual Eligible Bonus (to be calculated based on the ratio of year-to-date performance as of your date of separation to the full year plan performance objectives, multiplied by the amount of the Annual Eligible Bonus) (together, the “Severance”), to be paid in equal installments for a period of six (6) months following the separation (the “Severance Period”).
(ii)Upon your timely election to continue your existing health benefits under COBRA, the company will pay its applicable portion of the insurance premium to continue you and eligible dependents’ existing health benefits for six (6) months following your separation or the date that you secure alternate employment that offers comparable health coverage benefits, whichever occurs first.
(iii)Acceleration of the outstanding unvested equity that would have vested during the six (6) months following your separation so that all such equity will vest and become exercisable as of your separation.
B.In the event that there is a Change of Control (as defined below) and the company or its successor terminates your employment other than for Cause or you terminate your employment with the Company as the result of a Constructive Termination (as defined below) within twelve (12) months following consummation of the Change of Control, you will receive the following:

(i).Severance as set forth in A(i)
(ii).Health Benefit as set forth in A(ii)
(iii).Acceleration of 100% of any outstanding unvested equity such that all such equity will vest and become exercisable as of your separation
For purposes of this Agreement, a “Change of Control” shall mean either:
(1)the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; or
(2)a sale, lease or exclusive license or other conveyance of all or substantially all of the assets of the Company.
For the purpose of this Agreement, “Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to you by the Company; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) your material violation of this agreement or any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.
For purposes of this Agreement, “Constructive Termination” shall mean any of the following, without your express written consent: (i) a reduction of your duties, position or responsibilities to a level below that of an executive officer of the Company; (ii) a reduction of more than ten percent (10%) of your then-current base salary (other than as part of an across-the-board, proportional salary reduction applicable to all executive officers of the Company and approved by the Board of Directors of the Company); (iii) a reduction by the Company in the kind or level of employee benefits to which your entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction constitutes an across-the-board reduction, applicable to all executive officers of the Company and approved by the Board of Directors of the Company); (iv) a relocation of the Company’s principal corporate offices to a location greater than 50 miles from its current location; and (v) the failure of the Company to obtain the assumption of the material obligations of your employment offer letter with the Company or of this Agreement by any successors.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company; provided, however, that you may serve as an advisor or director of any company that is not a direct competitor of the Company or as may otherwise be approved from time to time by the Board in its sole discretion. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.
As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion and (iv) the arbitration shall provide for adequate discovery. Please note that we must receive your signed At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement before your first day of employment.
To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be August 3, 2020. This letter, along with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a director of the Company (other than you) and you. This offer of employment will terminate if it is not accepted, signed and returned by close of business on August 10, 2020.
[Continued on next page]

We look forward to your favorable reply and to working with you at Doximity.
Sincerely,

DOXIMITY

/s/ Jeff Tangney
Signature

Jeff Tangney
Name

CEO
Title

	Signature:	/s/ Jennifer Chaloemtiarana

	Name:	Jennifer Chaloemtiarana

	Date:	8/10/2020

Enclosures:
At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement